EXHIBIT 12
                            HVIDE MARINE INCORPORATED
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (in thousands, except ratio amounts)
                                   (unaudited)
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                                                                                                SIX MONTHS
                                                                                                   ENDED
                                                          YEAR ENDED DECEMBER 31,                JUNE 30,
                                               1992     1993      1994     1995      1996     1996      1997
Income (loss) from operations before
  income taxes.............................  $    168  $ 3,691   $  547   $  (362) $  9,576  $   358  $16,422
Add (deduct):
  Fixed charges less preferred stock
    dividends..............................     5,411    5,248    6,451    12,954    13,133    6,465    5,081
  Minority interest in consolidated
    subsidiaries...........................       183    1,179      184        --        --       --       --
  Minority interest adjustment for losses of
    majority owned subsidiaries............        --       --       --      (625)     (756)    (405)     (30)
  Net losses related to 50% or less owned
    subsidiaries...........................        --       --       --       488        --       37       36
                                             --------  -------   ------   -------  --------  -------  -------
Adjusted Earnings..........................  $  5,762  $10,118   $7,182   $12,455  $ 21,953  $ 6,455  $21,509
                                             ========  =======   ======   =======  ========  =======  =======

Fixed charges:
  Interest.................................  $  4,331  $ 3,606   $5,614   $11,748  $ 11,908  $ 5,983  $ 5,003
  Amortization of deferred financing costs
    and original issue discount............     1,080    1,642      837     1,206     1,225      482       78
  Preferred stock dividends................       136      555      583        --        --       --       --
                                             --------  -------   ------   -------  --------  -------  -------
Total fixed charges........................  $  5,547  $ 5,803   $7,034   $12,954  $ 13,133  $ 6,465  $ 5,081
                                             ========  =======   ======   =======  ========  =======  =======

Ratio of earnings to fixed charges.........      1.04     1.74     1.02      0.96      1.67     1.00     4.23
                                             ========  =======   ======   =======  ========  =======  =======
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